Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER 2018

Syracuse, New York - (Business Wire) – November 6, 2018 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended September 30, 2018.

Highlights for the Third Quarter of 2018 versus the Third Quarter of 2017 Include:

•	Restaurant sales increased 4.1% to $296.9 million from $285.2 million in the third quarter of 2017;

•	Comparable restaurant sales increased 1.6% (inclusive of an approximate 0.5% negative impact from Hurricane Florence) compared to a 7.5% increase in the prior year quarter;

•	Adjusted EBITDA(1) increased 8.7% to $26.3 million from $24.2 million in the prior year quarter;

•	Net income increased 29.2% to $3.6 million, or $0.08 per diluted share, from $2.8 million, or $0.06 per diluted share, in the prior year quarter; and

•	Adjusted net income(1) increased 15.0% to $4.0 million, or $0.09 per diluted share, from $3.5 million, or $0.08 per diluted share, in the prior year quarter.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the third quarter of 2018, Carrols owned and operated 838 BURGER KING® restaurants. It acquired 10 additional BURGER KING® restaurants on October 2, 2018 following the end of the quarter.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We view our 1.6% increase in third quarter comparable restaurant sales positively considering the approximate 0.5% negative impact from Hurricane Florence and the formidable 7.5% comparison from the prior year. Product promotions included heightened value offerings such as the $3.49 King's Meal deal, $1.69 chicken nuggets and $0.79 sausage biscuit, balanced by premium items such as the 2 for $6 mix and match, the Brewhouse KING™ and our Sourdough sandwiches. We were further encouraged that Adjusted EBITDA growth of 8.7% and Adjusted net income growth of 15.0%, respectively, outpaced top line growth of 4.1%.”

Accordino added, “We continue to expand Carrols through both opportunistic acquisitions and organic growth. So far this year, we have purchased 44 BURGER KING® restaurants and opened six new locations. We are now working diligently to instill operational best practices into our newest additions to our portfolio while also continuing to evaluate opportunities for future acquisitions and development.”

Third Quarter 2018 Financial Results

Restaurant sales increased 4.1% to $296.9 million in the third quarter of 2018 compared to $285.2 million in the third quarter of 2017. Comparable restaurant sales increased 1.6%, including an average check increase of 2.1% that was offset by a customer traffic decrease of 0.5%. The Company estimates that Hurricane Florence resulted in an approximately 0.5% negative impact to comparable restaurant sales.

Restaurant-level EBITDA(1) was $41.6 million in the third quarter of 2018 and increased 10.2% from $37.7 million in the prior year period. Restaurant-Level EBITDA margin was 14.0% of restaurant sales and increased 78 basis points from the third quarter of 2017. The Company benefitted from a 10.2% reduction in ground beef costs compared to the prior year quarter which contributed to a 105 basis point decline in cost of sales. This was offset in part by deleveraging of other restaurant operating expenses as a percentage of restaurant sales.

General and administrative expenses were $17.6 million in the third quarter of 2018 compared to $14.7 million in the prior year period. As a percentage of restaurant sales, general and administrative expenses increased 71 basis points to 5.9% compared to the prior year period reflecting higher stock compensation and acquisition-related costs.

Adjusted EBITDA(1) increased 8.7% to $26.3 million in the third quarter of 2018 compared to $24.2 million in the third quarter of 2017. Adjusted EBITDA margin increased 38 basis points to 8.9% of restaurant sales.

Income from operations rose to $9.7 million in the third quarter of 2018 compared to $8.7 million in the prior year period.

Interest expense held at $5.9 million in the third quarters of 2018 and 2017. Cash balances totaled $19.6 million at the end of the third quarter of 2018.

Net income was $3.6 million for the third quarter of 2018, or $0.08 per diluted share, compared to net income of $2.8 million, or $0.06 per diluted share, in the prior year period.

Adjusted net income(1) in the third quarter of 2018 was $4.0 million, or $0.09 per diluted share, compared to adjusted net income of $3.5 million, or $0.08 per diluted share, in the third quarter of 2017.

Recent Acquisition Activity

Carrols previously announced on October 8, 2018 that it had recently completed the acquisition of 43 BURGER KING® restaurants:

•	On August 21, 2018, the Company completed the acquisition of two BURGER KING® restaurants in Detroit, MI;

•	On September 5, 2018, Carrols completed the acquisition of 31 BURGER KING® restaurants in Virginia (30 restaurants) and in West Virginia (1 restaurant); and

•	On October 2, 2018 (in the Company’s fourth quarter), the Company completed the acquisition of 10 BURGER KING® restaurants in South Carolina (8 restaurants) and in Georgia (2 restaurants).

The Company continues to evaluate opportunities for additional acquisitions although there can be no assurance with respect to the likelihood or timing of any future transactions.

Full Year 2018 Outlook

Carrols is providing the following updated guidance for 2018:

•
Total restaurant sales are expected to be $1.17 billion to $1.18 billion, including a comparable restaurant sales increase of 3.2% to 3.8% with an increase of 0% to 2% in the fourth quarter (previously $1.16 billion to $1.18 billion and a comparable restaurant sales increase of 3% to 4%);

•	Commodity costs are now expected to be down approximately1% including a 3% to 4% decrease in beef costs (previously commodity costs were expected to be flat with a 1% to 2% decrease in beef costs);

•	General and administrative expenses are expected to be $58 million to $60 million, excluding stock compensation expense and acquisition-related costs;

•	Adjusted EBITDA is still expected to be $100 million to $105 million ;

•	The effective income tax rate is expected to be 0% to 5%;

•
Capital expenditures (excluding acquisitions) are expected to be $80 million to $85 million, including $22 million to $25 million for construction of 12 to 13 new units and remaining costs from 2017 construction. Previously, capital expenditures were estimated to be $78 million to $87 million;

•	Expenditures for the 44 restaurants that the Company has acquired through October, are expected to total $39 million to $41 million;

•	Proceeds from sale/leasebacks are expected to be approximately $8 million to $10 million (previously $10 million to $15 million); and

•	The Company expects to close 10 to 15 existing restaurants (15 to 20 previously) of which nine have been closed through the end of the third quarter.

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2018 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 334-323-0522. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 3806532. The replay will be available until Tuesday, November 13, 2018. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 848 restaurants as of October 5, 2018 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Restaurant sales	$296,917	$285,235	$871,553	$804,565
Costs and expenses:
Cost of sales	82,082	81,850	237,004	224,810
Restaurant wages and related expenses	95,391	91,540	283,489	260,559
Restaurant rent expense	20,259	19,574	60,112	56,063
Other restaurant operating expenses	45,510	42,884	132,938	123,989
Advertising expense	12,120	11,693	35,741	33,025
General and administrative expenses (b) (c)	17,602	14,699	49,758	44,686
Depreciation and amortization	14,555	13,655	43,426	40,172
Impairment and other lease charges (d)	164	1,039	3,354	2,002
Other income, net	(434)	(383)	(434)	(354)
Total costs and expenses	287,249	276,551	845,388	784,952
Income from operations	9,668	8,684	26,165	19,613
Gain on bargain purchase	—	—	(230)	—
Interest expense	5,909	5,937	17,752	15,767
Income before income taxes	3,759	2,747	8,643	3,846
Provision (benefit) for income taxes	148	(48)	346	608
Net income	$3,611	$2,795	$8,297	$3,238

Basic and diluted net income per share (e)(f)	$0.08	$0.06	$0.18	$0.07
Basic weighted average common shares outstanding	35,736	35,432	35,707	35,410
Diluted weighted average common shares outstanding	45,411	44,938	45,293	44,966

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 30, 2018 and October 1, 2017 each included thirteen and thirty-nine weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $842 and $502 for the three months ended September 30, 2018 and October 1, 2017, respectively and $1,036 and $1,668 for the nine months ended September 30, 2018 and October 1, 2017, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1,531 and $723 for the three months ended September 30, 2018 and October 1, 2017, respectively and $4,501 and $2,509 for the nine months ended September 30, 2018 and October 1, 2017, respectively.

(d)
Impairment and other lease charges for the nine months ended September 30, 2018 included, among other things, a $1.9 million write down for defective restaurant equipment that was replaced in approximately 300 restaurants. The Company has commenced litigation against the equipment supplier.

(e)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Total Restaurant Sales	$296,917	$285,235	$871,553	$804,565
Change in Comparable Restaurant Sales (a)	1.6%	7.5%	4.2%	3.9%

Average Weekly Sales per Restaurant (b)	28,217	27,718	27,733	26,391

Restaurant-Level EBITDA (c)	$41,555	$37,694	$122,269	$106,119
Restaurant-Level EBITDA margin (c)	14.0%	13.2%	14.0%	13.2%

Adjusted EBITDA (c)	$26,326	$24,220	$78,048	$65,581
Adjusted EBITDA margin (c)	8.9%	8.5%	9.0%	8.2%

Adjusted net income (c)	$4,040	$3,513	$11,218	$5,276
Adjusted diluted net income per share (c)	$0.09	$0.08	$0.25	$0.12

Number of Restaurants:
Restaurants at beginning of period	807	799	807	753
New restaurants	2	0	6	2
Restaurants acquired	33	0	34	60
Restaurants closed	(4)	(1)	(9)	(17)
Restaurants at end of period	838	798	838	798
Average Number of Restaurants:	809.43	791.58	805.80	781.71

	At 9/30/18	At 12/31/2017
Long-term debt (d)	$280,555	$281,884
Cash and cash equivalents	19,563	29,412

(a)
Restaurants are generally included in comparable restaurant sales after they have been operated by us for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 39-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 39-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income per share is calculated based on Adjusted net income and reflects the dilutive impact of shares, where applicable, based on Adjusted net income.

(d)
Long-term debt (including current portion and excluding deferred financing costs) at September 30, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $4,352 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at December 31, 2017 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $5,681 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$3,611	$2,795	$8,297	$3,238
Provision for income taxes	148	(48)	346	608
Interest expense	5,909	5,937	17,752	15,767
Gain on bargain purchase	—	—	(230)	—
Depreciation and amortization	14,555	13,655	43,426	40,172
EBITDA	24,223	22,339	69,591	59,785
Impairment and other lease charges	164	1,039	3,354	2,002
Acquisition costs (b)	842	502	1,036	1,668
Gain on insurance proceeds from fire, net	(434)	(383)	(434)	(383)
Stock-based compensation expense	1,531	723	4,501	2,509
Adjusted EBITDA	$26,326	$24,220	$78,048	$65,581

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$9,668	$8,684	$26,165	$19,613
Add:
General and administrative expenses	17,602	14,699	49,758	44,686
Depreciation and amortization	14,555	13,655	43,426	40,172
Impairment and other lease charges	164	1,039	3,354	2,002
Other income, net (c)	(434)	(383)	(434)	(354)
Restaurant-Level EBITDA	$41,555	$37,694	$122,269	$106,119

Reconciliation of Adjusted net income: (a)
Net income	$3,611	$2,795	$8,297	$3,238
Add:
Impairment and other lease charges	164	1,039	3,354	2,002
Gain on bargain purchase	—	—	(230)	—
Gain on insurance proceeds from fire, net	(434)	(383)	(434)	(383)
Acquisition costs (b)	842	502	1,036	1,668
Income tax effect on above adjustments (d)	(143)	(440)	(805)	(1,249)
Adjusted net income	$4,040	$3,513	$11,218	$5,276
Adjusted diluted net income per share	$0.09	$0.08	$0.25	$0.12

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense and gain on insurance proceeds. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income represents net income as adjusted to exclude impairment and other lease charges, acquisition costs, gain on bargain purchase and gain on insurance proceeds.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the periods presented include legal and professional fees incurred in connection with restaurant acquisitions and in 2017 include certain payroll and other costs associated with the wind-down of the corporate headquarters from an acquisition in June 2017, which were included in general and administrative expense.

(c)	Other income, net for the three and nine months ended September 30, 2018 and October 1, 2017 each include a gain related to an insurance recovery from a fire at one of its restaurants.

(d)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, gain on insurance proceeds and acquisition costs during the periods presented was calculated using an effective income tax rate of 25% and 21.6% for the three and nine months ended September 30, 2018, respectively, and 38% for the three and nine months ended October 1, 2017.